EXHIBIT 10.2

CPG International I Inc.

801 Corey Street

Scranton, Pennsylvania 18505

January 31, 2007

AEA Mezzanine Funding LLC

AEA Mezzanine (Unleveraged) Fund LP

c/o AEA Mezzanine Management LP

200 First Stamford Place

Stamford, CT 06902

Dear Sirs:

This letter will confirm our agreement that, in connection with your investment in CPG International I Inc. (the “Company”), AEA Mezzanine Funding LLC (“Funding”) and AEA Mezzanine (Unleveraged) Fund LP (“Unleveraged Fund”) (Funding and Unleveraged Fund, each, an “Investor”) will be entitled to the following contractual management rights relating to the Company (collectively, the “Management Rights”):

1.

Each Investor shall be entitled to routinely consult with and advise management of the Company with respect to operations of the Company and its direct and indirect subsidiaries, including all the Company’s business and financial matters and management’s proposed annual operating plans at the Company’s facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company agrees to give due consideration to the advice given and any proposals made by an Investor;

2.

Each Investor may inspect all documents, contracts, books, records, personnel, offices and other facilities and properties of the Company and its direct and indirect subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors (provided that such inspection shall not constitute a waiver of legal privilege) and accountants, including the accountants’ work papers, and each Investor may make such copies and inspections thereof as each Investor may reasonably request. The Company shall furnish each Investor with such financial and operating data and other information with respect to the business and properties of the Company and its direct and indirect subsidiaries as each Investor may reasonably request;

3.

The Company shall, after receiving notice from each Investor as to the identity of its representative (collectively, the “Representatives”), (i) permit such Representatives to attend all meetings of the Board of Directors of the Company (the “Board”) and all committees thereof as observers; (ii) provide the Representatives advance notice of each such meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board (or such committee thereof); (iii) provide the Representatives with copies of all materials, including notices, minutes and consents, distributed to the members of the Board (or such committee thereof) at the same time as such materials are distributed to such Board (or such committee thereof) and shall permit the Representatives to have the same access to information concerning the business and operations of the Company and its direct and indirect subsidiaries as is provided to the members of the Board; and (iv) permit the Representatives to discuss the affairs, finances and accounts of the Company and its direct and indirect subsidiaries with, and to make proposals and furnish advice with respect thereto to, the Board, without voting, and the Board and the Company’s officers shall take such proposals or advice seriously and give due consideration thereto. Reasonable costs and expenses incurred by the Representatives for the purposes of attending Board (or committee) meetings and conducting other Company business will be paid by the Company.

4.	The Company shall deliver to each Investor:
(a)

as soon as available and in any event within 45 days (plus any grace period provided by Rule 12b-25 of the SEC rules) after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its direct and indirect subsidiaries as of the end of such period then ended, and consolidated statements of income and cash flows of the Company and its direct and indirect subsidiaries for the period then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein and subject to the absence of footnotes and to year-end adjustments;

(b)

as soon as available and in any event within 90 days (plus any grace period provided by Rule 12b-25 of the SEC rules) after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its direct and indirect subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its direct and indirect subsidiaries for the year then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

(c)

to the extent the Company or any direct or indirect subsidiary is required by law or pursuant to the terms of any outstanding indebtedness of the Company or any direct or indirect subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 actually prepared by the Company or any direct or indirect subsidiary as soon as available.

Investors agree, and shall cause each of its Representatives to agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with the exercise of Investor’s Management Rights under this letter agreement, unless otherwise required by law or unless such confidential information otherwise becomes publicly available or available to it other than through this letter agreement.

The rights set forth in this letter agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying Investor’s interests in the Company as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, each Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

The rights obtained by each of the Funding and Unleveraged Fund herein are in addition to and not in lieu of any rights they have pursuant to the Purchase Agreement to which they are a party, dated as of the date hereof.

Very truly yours,

CPG INTERNATIONAL I INC.
By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and
Chief Financial Officer

AGREED AND ACCEPTED THIS 31st day of January, 2007

AEA MEZZANINE FUNDING LLC

By:	/s/ JOSEPH D. CARRABINO, JR.
Name:	Joseph D. Carrabino, Jr.
Title:	President

AEA MEZZANINE (UNLEVERAGED) FUND LP
By:	AEA Mezzanine Partners LP,
its General Partner

By:	AEA Mezzanine Management GP LLC,
its General Partner

By:	/s/ JOSEPH D. CARRABINO, JR.
Name:	Joseph D. Carrabino, Jr.
Title:	President